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                                   "EXHIBIT A"
                               [REGIS LETTERHEAD]


                                   Contact:  REGIS CORPORATION:
                                             Paul D. Finkelstein
                                             Frank E. Evangelist
                                             Randy L. Pearce
                                             (612) 947-7000

                                             MORGEN-WALKE ASSOCIATES:
                                             David Walke/June Filingeri/
                                             Melissa Garelick
                                             Press Contact: Leslie Feldman
                                             (212) 850-5600


                  REGIS AGREES TO ACQUIRE WAL-MART BASED SALONS

     MINNEAPOLIS, MINN. (May 9, 1996) -- Regis Corporation (Nasdaq:RGIS) announced today it has signed a definitive agreement to acquire 154 hairstyling salons operating within Wal-Mart stores and Supercenters from National Hair Care Centers, LLC, based in Little Rock, Arkansas. The salons, located in 27 states, generate annual revenue of approximately $28 million.

     "We are extremely pleased to announce this significant acquisition and our new relationship with Wal-Mart," said Paul Finkelstein, president of Regis Corporation. "This represents a most important growth opportunity for the Company. Entering this relationship with the world's most successful retailer is extraordinary."

     The purchase price will be financed through a combination of the sale of Company stock and debt. The transaction is scheduled to close May 31, 1996.

     "We continue to be well-positioned to benefit from the ongoing consolidation within the growing hair care industry," said Mr. Finkelstein. "The method in which we financed this transaction allows us to maintain our strong balance sheet and investment grade status, enabling us to continue our successful growth strategy."

     Regis Corporation, based in Minneapolis, is the largest owner and operator of mall-based hair and retail product salons in the world. Regis currently operates 1,793 salons in four divisions: Regis Hairstylists, MasterCuts, Trade Secret and International. Globally, Regis has over 18,000 employees.


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